Free Writing Prospectus
Dated January 17, 2024
Filed Pursuant to Rule 433(d)
Registration No. 333-260819
Registration No. 333-260819-09

*	Full Px Details* $1.55bn CarMax (CARMX 2024-1) Prime Auto Loan

Joint Bookrunners: Barclays (str), Scotia Capital, TD Securities, and Wells Fargo Co-Managers: CIBC Capital Markets, Mizuho, SMBC Nikko, Truist Securities

-ANTICIPATED CAPITAL STRUCTURE-

CLS	SIZE(mm)	WAL*	Fitch/S&P	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YLD(%)	CPN(%)	PX(%)
A-1	275.100	0.26	F1+/A-1+	1-6	7/24	1/25	I-CRV	+13	5.511	5.511	100.00000
A-2A	325.000	1.12	AAA/AAA	6-22	11/25	3/27	I-CRV	+62	5.363	5.30	99.99582
A-2B	237.700	1.12	AAA/AAA	6-22	11/25	3/27	SOFR30A	+62			100.00000
A-3	500.320	2.59	AAA/AAA	22-42	7/27	10/28	I-CRV	+75	4.974	4.92	99.99235
A-4	86.680	3.71	AAA/AAA	42-47	12/27	8/29	I-CRV	+90	4.995	4.94	99.98731
B	46.900	3.89	AA/AA	47-47	12/27	8/29	I-CRV	+115	5.235	5.17	99.96923
C	44.600	3.89	A/A	47-47	12/27	8/29	I-CRV	+145	5.535	5.47	99.99241
D	33.700	3.89	BBB/BBB	47-47	12/27	7/30	I-CRV	+200	6.085	6.00	99.96819

*	Pricing Speed: 1.30 ABS to 10% Clean-Up Call.

TOE: 12:46PM ET

-TRANSACTION DETAILS-

Offered Size : $1,550,000,000

Format : SEC Registered

ERISA Eligible : Yes

RR Compliance : US – Yes, EU – No

Expected Ratings : S&P / Fitch

Min Denoms : $5k x $1k

Bloomberg Ticker : CARMX 2024-1

Expected Settlement: 1/24/2024

First Payment Date : 2/15/2024

Bill & Deliver : Barclays

-MARKETING MATERIALS-

Preliminary Prospectus, FWP: Attached

Intex Dealname: bcgcarx2401_preprice_upsize | Password: UX6A

The issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.